Exhibit (h)(4)(b)

AMENDMENT TO

FUND ACCOUNTING SERVICES AGREEMENT

BETWEEN

FUND SERVICES GROUP, LLC

AND

JACKSON FUND SERVICES, A DIVISION OF

JACKSON NATIONAL ASSET MANAGEMENT, LLC

This AMENDMENT is made by and between FUND SERVICES GROUP, LLC, an Illinois limited liability company (“Fund Services” or “Administrator”), and JACKSON FUND SERVICES, A DIVISION OF JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company (“JFS”).

WHEREAS, the Administrator and JFS entered into Fund Accounting Services Agreement dated as of January 1, 2011 (“Agreement”), whereby the Administrator engaged JFS and JFS agreed to provide fund accounting services to Monetta Funds and Ambassador Funds.

WHEREAS, the parties wish to amend Exhibit B of the Agreement to add the following funds:

1.

Selkirk Opportunities Fund;

2.

Selkirk Core Fund;

3.

Selkirk Income Fund;

4.

Selkirk Bond Fund

5.

Selkirk Short-Term Bond Fund.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and the Administrator agree as follows:

1.

Exhibit B to the Agreement is hereby deleted and replaced in its entirety with Exhibit B dated August 1, 2011, attached hereto.

2.

This Amendment may be executed in two or more counterparts, which together shall constitute one document.

IN WITNESS WHEREOF, the Administrator and the Trust have caused this Amendment to be executed as of this 1st day of June, 2011.

Fund Services Group, LLC	Jackson Fund Services, A Division of Jackson National Asset Management, LLC
By: /s/ Maria De Nicolo	By: /s/ Mark D. Nerud
Name: Maria De Nicolo	Name: Mark D. Nerud
Title: President	Title: President and CEO

EXHIBIT B

FEE SCHEDULE

MONETTA FUNDS

AMBASSADOR FUNDS

FUND ACCOUNTING FEE SCHEDULE

DATED AUGUST 1, 2011

Currently, the following Funds are offered:

•

Monetta Fund1

•

Monetta Young Investor Fund1

•

Monetta Mid-Cap Equity Fund1

•

Orion/Monetta Intermediate Bond Fund1

•

Ambassador Money Market Fund1

1The following fee schedule will apply to the aggregate net assets of the Funds listed above for purposes of services described in Exhibit A:

•

On the first $200 million of combined assets:

o

$20,000 annual fee per Fund for each Fund except the Orion/Monetta Intermediate Bond Fund

o

$25,000 annual fee for the Orion/Monetta Intermediate Bond Fund

•

1 bp on the combined assets from $200 million to $400 million;

•

½ bp on assets > $400 million

Currently, the following Selkirk Funds are offered:

•

Selkirk Opportunties Fund2

•

Selkirk Core Fund2

•

Selkirk Income Fund2

•

Selkirk Bond Fund2

•

Selkirk Short-Term Bond Fund2

2The following fee schedule will apply to the aggregate net assets of the Selkirk Funds listed above for purposes of services described in Exhibit A:

•

On the first $200 million of combined assets:

o

$25,000 annual fee per Fund

•

1 bp on the combined assets from $200 million to $400 million;

•

½ bp on assets > $400 million

Out of Pocket Expenses:

•

Annual charge for Form N-SAR filings

$750 per Fund

The schedule above will continue to be applied to each Fund listed above for the initial three (3) years of the agreement.  After the initial three (3) year period, JFS may adjust the annual fees listed above once per calendar year upon thirty (30) days prior notice.  The increase in fees will not exceed 5%.  JFS will waive its fees for the first month of each Fund.

B-1